Exhibit 99.1

CONTACT:	Robert Gross President and Chief Executive Officer (585) 647-6400
Catherine D’Amico Executive Vice President – Finance Chief Financial Officer (585) 647-6400 Investor Relations:
Melissa Myron/Lauren Puffer Media:
Alecia Pulman Financial Dynamics (212) 850-5600
NOT FOR IMMEDIATE RELEASE
MONRO MUFFLER BRAKE, INC. ANNOUNCES ACCELERATION OF STOCK OPTION VESTING
~ Updates Fiscal 2006 Outlook ~
     ROCHESTER, N.Y. – March 27, 2006 – Monro Muffler Brake, Inc. (Nasdaq: MNRO) a leading provider of automotive undercar repair and tire services, today announced that the Compensation Committee of its Board of Directors met on March 23, 2006 and approved the accelerated vesting of all 220,000 unvested options held by the Company’s employees, effective March 24, 2006.
     The Company’s executive officers and certain senior level managers have agreed that they will hold the shares related to the accelerated vesting at least through the original vesting date of the corresponding options. Except for the accelerated vesting, all other material terms and conditions of the previously granted awards remain unchanged.
     The decision to accelerate the vesting of these stock options was made to reduce non-cash compensation expense that would otherwise have been recorded in future periods following the Company’s adoption of SFAS 123(R), which became effective for the Company on March 26, 2006. The Company anticipates that the accelerated vesting will result in a one-time non-cash stock-based compensation charge of approximately $300,000 to $400,000, or $.02 to $.03 per diluted share, in the fourth quarter of fiscal 2006. As a result of the vesting acceleration, the Company expects it will eliminate the recognition of approximately $900,000 to $1,000,000 of non-cash expense over the next four years, beginning March 26, 2006, with more than half of the expense reduction attributable to fiscal 2007. Additional details of the option acceleration can be found in the Company’s Current Report on Form 8-K filed today with the Securities and Exchange Commission.

Fiscal 2006 Update
     Comparable store sales for the fourth quarter are expected to be approximately flat compared to an increase of 4.5% last year. As a result, full year comparable store sales will be up approximately 1.5% to 2.0%. Excluding the charge related to the accelerated vesting of stock options, diluted earnings per share is currently expected to be at the lower end of the Company’s previously issued $1.52 to $1.55 range, which compares to $1.35 per diluted share last year. Fiscal 2006 EBITDA is expected to improve approximately $8 million to $58 million. With respect to fiscal 2007, the Company will provide a more detailed outlook when it reports full year results in late May, 2006 and has more visibility on the ProCare and Strauss acquisitions. Monro currently anticipates its fiscal 2007 outlook will reflect an earnings growth target of approximately 15% over the prior year.
     Robert G. Gross, President and Chief Executive Officer, commented, “Our performance in the fourth quarter was impacted by the same factors we have experienced all year, namely consumers choosing to defer large-ticket repair purchases. These factors, combined with unseasonably warm weather, resulted in our comparable store sales coming in slightly lower than we initially anticipated. That said, we effectively controlled our expenses and are on track to meet our bottom line expectations for the full year. Further, we believe the progress we have made this year positions us to once again meet our long-term earnings growth target in fiscal 2007.”
     Monro Muffler Brake operates a chain of stores providing automotive undercar repair and tire services in the United States, operating under the brand names of Monro Muffler Brake and Service, Speedy Auto Service by Monro, Mr. Tire and Tread Quarters Discount Tires. The Company currently operates 625 stores and has 16 dealer locations in New York, Pennsylvania, Ohio, Connecticut, Massachusetts, West Virginia, Virginia, Maryland, Vermont, New Hampshire, New Jersey, North Carolina, South Carolina, Indiana, Rhode Island, Delaware, Maine and Michigan. Monro’s stores provide a full range of services for exhaust systems, brake systems, steering and suspension systems, tires and many vehicle maintenance services.
     The statements contained in this press release that are not historical facts may contain statements of future expectations and other forward-looking statements made pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed. These factors include, but are not necessarily limited to, product demand, dependence on and competition within the primary markets in which the Company’s stores are located, the need for and costs associated with store renovations and other capital expenditures, the effect of economic conditions, the impact of competitive services and pricing, product development, parts supply restraints or difficulties, industry regulation, risks relating to leverage and debt service (including sensitivity to fluctuations in interest rates), continued availability of capital resources and financing, risks relating to integration of acquired businesses and other factors set forth elsewhere herein and in the Company’s Securities and Exchange Commission filings, including the report on Form 10-K for the fiscal year ended March 26, 2005.
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